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                                                                    Exhibit 99.1

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     PRESS RELEASE
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Contact:   Thomas G. Caldwell              Donald L. Stacy
           President and CEO               Treasurer and Chief Financial Officer
           (440) 632-1666 Ext. 3200        (440) 632-1666 Ext. 3231

November 20, 2001

Subject: Middlefield Banc Corp. Increases Cash Dividend 30%, Expands Board Membership

MIDDLEFIELD, OHIO . . . . Middlefield Banc Corp. (MBCN) today announced that, at a regular meeting held on November 19, 2001, the Board of Directors declared a regular quarterly cash dividend payment of sixteen cents ($0.16) per share. Additionally, the Board declared a special cash dividend payment of twelve cents ($0.12) per share.

The total cash dividend of twenty-eight cents ($0.28) per share represents a 30.2% increase from the total regular and special cash dividends paid during the fourth quarter of the prior year. For the full year of 2001, cash dividends total seventy cents ($0.70), an increase of 29.6% compared to the fifty-four cents ($0.54) per share paid in 2000, adjusted for the two-for-one stock split effected in September 2000. The dividend is payable on December 14, 2001 to shareholders of record as of December 3, 2001.

Also at the meeting, the Board increased the number of directors from eight to nine members. James R. Heslop, 2nd, Executive Vice President and Chief Operating Officer of MBCN was elected to fill the vacant position. Heslop has been with MBCN and its subsidiary, The Middlefield Banking Company ("Bank"), since 1996 and has served on the Board of Directors of the Bank since 1999. Prior thereto, Heslop was director, President and Chief Executive Officer of First County Bank in Chardon. As a result of this increase, the Board was reclassified into three classes.

Headquartered in Middlefield, Ohio, Middlefield Banc Corp. is a one-bank holding company for The Middlefield Banking Company. The Bank serves Geauga, Portage, Ashtabula and Trumbull Counties through offices in Chardon, Garrettsville, Mantua and Middlefield.